UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2011

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On March 21, 2011, EZCORP, Inc. and Cash Converters International Limited, an Australian company headquartered in Perth, Western Australia, agreed to enter into a global strategic alliance to develop and introduce financial services products under the “Cash Converters” brand. EZCORP currently owns approximately 33% of the outstanding shares of Cash Converters and, pursuant to a shareholder agreement, nominates two of the five members of the Cash Converters board of directors.
The proposed transaction involves two integrated steps:
•	First, EZCORP is proposing to acquire from existing Cash Converters shareholders approximately 76.6 million Cash Converters shares for a price of AUS $0.91 per share, for an aggregate purchase price of approximately US $69.5 million. Ownership of these shares, when combined with EZCORP’s existing ownership of 124.4 million Cash Converters shares, will give EZCORP a controlling interest of approximately 53%. Following this acquisition, the board of directors of Cash Converters will be reconstituted to include four EZCORP executives, one Cash Converters executive and two independent directors. EZCORP has agreed that, so long as more than 10% of the outstanding Cash Converters shares are held by persons other than EZCORP or its affiliates, the Cash Converters board will include at least two directors who are independent of both EZCORP and Cash Converters.

•	Second, EZCORP and Cash Converters will establish two joint ventures. One joint venture will develop opportunities outside of Australia, the United Kingdom, North America and South America, and will be owned 50% by EZCORP and 50% by Cash Converters. The other joint venture will develop opportunities in North and South America, and will be owned 80% by EZCORP and 20% by Cash Converters. EZCORP will continue to operate its existing businesses in the United States, Mexico and Canada; and Cash Converters will continue to operate its businesses in Australia and the United Kingdom. Both companies will have the right to pursue other business opportunities in any geography, so long as that business does not use any of the assets or rights owned by the joint ventures. Cash Converters will contribute rights to its brand, as well as existing franchise rights in the relevant territories, and EZCORP will contribute $3 million of initial working capital. Thereafter, capital contributions will be made, and profits shared, by the parties in line with joint venture ownership.
The transaction will be effected pursuant to a Scheme of Arrangement (the “Scheme”), which is subject to approval by at least 50% (by number) of the Cash Converters shareholders (other than EZCORP) present in person or by proxy at the Scheme meeting and also by at least 75% of the votes cast at that meeting by such shareholders. Following shareholder approval, the Scheme must be approved by the Supreme Court of Western Australia. The effectiveness of the joint ventures is conditional upon approval of the Scheme. If approved, the transaction is expected to close early in the second half of calendar 2011.
Completion of the proposed transaction is subject to various regulatory and other conditions (in addition to the shareholder and court approvals discussed above), including absence of a material adverse change affecting Cash Converters prior to Scheme approval, continued accuracy of representations and warranties and absence of material breach of various covenants and undertakings.
The board of directors of Cash Converters formed an independent board committee (which excludes the two current Cash Converters directors who are nominees of EZCORP) to consider the transaction. That independent board committee has expressed its intention to recommend that Cash Converters shareholders vote in favor of the transaction subject to (a) receipt by Cash Converters of an opinion from an independent expert to the effect that the transaction is in the best interests of Cash Converters shareholders and (b) the absence of a superior proposal by a third party. Cash Converters has agreed that, during a defined exclusivity period, it will not solicit, enter into, facilitate or participate in negotiations or discussions regarding a competing proposal, except in certain circumstances. EZCORP will have the right to respond to any competing proposal.
To implement the transaction, the parties have entered into a Transaction Implementation Agreement, a copy of which is attached as Exhibit 10.1. The foregoing includes a description of the material terms and conditions of the Transaction Implementation Agreement.
On March 21, 2011, EZCORP issued a press release announcing the proposed transaction, and a copy of that press release is attached as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits
(d) Exhibits.
10.1	Transaction Implementation Agreement, dated March 21, 2011, between Cash Converters International Limited and EZCORP, Inc.

99.1	Press Release dated March 21, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: March 22, 2011	By:	/s/ Thomas H. Welch, Jr
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

10.1	Transaction Implementation Agreement, dated March 21, 2011, between Cash Converters International Limited and EZCORP, Inc.

99.1	Press Release dated March 21, 2011

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